UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is presented to illustrate the acquisition of two operating project entities Salvador Eolica Participacoes S.A. (“Salvador”) and Bahia Eolica Participacoes S.A. (“Bahia”), owned by Renova Energia S.A. (“Renova”), by TerraForm Global, Inc. (“Global” or the “Company”), which was completed on September 18, 2015 (the “Acquisition”). The unaudited pro forma information is based on the historical financial position and results of operations of Global, Salvador, and Bahia. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2014 and the nine months ended September 30, 2015 give effect to the Acquisition as if it had occurred on January 1, 2014. The Acquisition was completed on September 18, 2015; therefore Salvador and Bahia are included in Global’s balance sheet as of September 30, 2015 and no unaudited pro forma condensed combined balance sheet is presented.
On September 18, 2015, the Company completed the acquisition of two operating wind energy projects located in Brazil (Salvador and Bahia) that represent 294.4 MW of combined generation capacity. The fair value of the consideration paid for these two projects was $320.7 million, comprised of $116.7 million in cash, 20,327,499 shares of the Global’s Class A common stock valued at $183.6 million based on the share price on September 18, 2015 of $9.03 per share, and a put/call arrangement contributed by SunEdison, Inc. (“SunEdison”), the parent of Global, with a fair value of $20.4 million. The Company repaid all of the project-level indebtedness of these projects shortly following the completion of the Acquisition.
The pro forma adjustments reflected in respect of the Acquisition are as follows:

•	adjustments to reflect Salvador and Bahia’s operating activity; and

•	adjustments to reflect depreciation and amortization of fair value adjustments for acquired property, plant and equipment and intangible assets.
The Unaudited Pro Forma Condensed Combined Statements of Operations also include adjustments related to the sale by Global of $810.0 million of 9.75% Senior Notes due 2022 in a private offering (the “Senior Notes”), which were used to finance the Acquisition, as well as the August 2015 underwritten initial public offering of 45,000,000 shares of Global Class A common stock at a price to the public of $15.00 per share for net proceeds of $624.0 million.
The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•
SunEdison Emerging Markets Co.(Global’s predecessor) Audited Combined Financial Statements as of and for the year ended December 31, 2014 and the notes relating thereto included in Global’s Form S-1 filed with the SEC on July 31, 2015; and

•
Global’s Unaudited Condensed Consolidated Financial Statements as of and for the nine months ended September 30, 2015 and the notes relating thereto included in Global’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what Global’s results of operations or financial condition would have been had the events and adjustments described above actually occurred on the dates indicated, and it does not purport to project Global’s results of operations or financial condition for any future period or as of any future date. The Unaudited Pro Forma Condensed Combined Statements of Operations show the impact on the combined statement of operations based on the acquisition method of accounting under Financial Accounting Standards Board ASC 805, Business Combinations. In connection with the Acquisition described above and reflected in the unaudited pro forma condensed combined financial information, Global allocated the purchase price using its best estimates of fair value. The pro forma acquisition price adjustments are preliminary and subject to change as additional information becomes available and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to this preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the acquisition or any integration costs. Furthermore, the Unaudited Pro Forma Condensed Combined Statements of Operations do not include certain nonrecurring charges and the related tax effects that result directly from the Acquisition as described in the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2015
(In thousands, except per share data)

	Historical		Pro Forma Adjustments
	TerraForm Global, Inc. As reported	Renova Energia S.A.(1)As adjusted	Acquisition Adjustments		Acquisition Financing		TerraForm Global, Inc. Pro Forma Combined
	For the nine months ended September 30, 2015	For the period January 1, 2015 through September 18, 2015
Operating revenues, net	$72,860	$59,508	$—		$—		$132,368
Operating expenses:
Cost of operations	6,104	10,251	—		—		16,355
Cost of operations - affiliate	4,750	—	—		—		4,750
General and administrative	7,818	2,014	—		—		9,832
General and administrative - affiliate	13,154	—	—		—		13,154
Acquisitions and related costs	28,512	—	(11,030)	(A)	—		17,482
Depreciation, accretion and amortization	12,827	14,373	6,119	(B)	—		33,319
Operating income (loss)	(305)	32,870	4,911		—		37,476
Non-operating expense (income):
Loss on early extinguishment of debt, net	1,770	—	—		—		1,770
Interest expense, net	84,587	17,345	(17,345)	(C)	49,639	(D)	134,226
Gain on previously held equity investment	(1,426)	—	—		—		(1,426)
Gain on foreign exchange currency exchange	28,077	—	—		—		28,077
Other, net	3,068	(4,350)	—		—		(1,282)
Total non-operating expense (income)	116,076	12,995	(17,345)		49,639		161,365
Income (loss) from continuing operations before income tax benefit	(116,381)	19,875	22,256		(49,639)		(123,889)
Income tax expense	432	3,089	—		—		3,521
Net income (loss)	$(116,813)	$16,786	$22,256		$(49,639)		$(127,410)
Less: Predecessor loss prior to initial public offering on August 5, 2015	(39,353)
Net loss subsequent to initial public offering	(77,460)

Pro forma basic and diluted loss per share	$(0.77)						$(1.09)	(E)
Pro forma weighted average shares outstanding - basic and diluted	100,985						116,733	(E)

(1)	Includes the results of operations for Salvador and Bahia only.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

(A)	Transaction expenses. Represents the elimination of $11.0 million of transaction expenses for the Acquisition, which were recognized in Global’s historical statements of operations.

(B)
Depreciation, accretion and amortization. Represents a $6.1 million increase to net depreciation expense resulting from the fair value adjustments to renewable energy facilities and the useful lives of Salvador and Bahia’s renewable energy facilities. The fair values of renewable energy facilities acquired were valued primarily using a cost approach and limited to what is economically supportable as indicated by an income approach. Under this approach, the fair value approximates the current cost of replacing an asset with another of equivalent economic utility adjusted for functional obsolescence and physical depreciation. The estimate is preliminary, subject to change and could vary materially from the actual adjustment as part of the final purchase price allocation. Renewable energy facilities have a remaining useful life of 22 years.

(C)
Interest expense. Represents a reduction of $17.3 million for Salvador and Bahia historical interest expense related to the project level indebtedness repaid by Global shortly following the completion of the Acquisition.

(D)
Acquisition financing interest expense. Represents an increase in interest expense of $49.6 million (including the impact of amortization of debt issuance costs and discounts) related to the issuance of the Senior Notes in connection with the Global IPO.

(E)	Loss per share. Refer to Note 6 for the calculation of pro forma basic and diluted loss per share.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2014
(In thousands, except per share data)

	Historical		Pro Forma Adjustments
	TerraForm Global, Inc. As reported	Renova Energia S.A.(1)As adjusted	Acquisition Adjustments		Acquisition Financing		TerraForm Global, Inc. Pro Forma Combined
	For the year ended December 31, 2014	For the year ended December 31, 2014
Operating revenues, net	$39,449	$84,361	$—		$—		$123,810
Operating expenses:
Cost of operations	1,999	15,527	—		—		17,526
Cost of operations - affiliate	2,257	—	—		—		2,257
General and administrative	1,349	2,426	—		—		3,775
General and administrative - affiliate	10,850	—	—		—		10,850
Depreciation, accretion and amortization	7,167	26,618	9,410	(A)	—		43,195
Operating income (loss)	15,827	39,790	(9,410)		—		46,207
Non-operating expense (income):
Interest expense, net	24,294	29,088	(29,088)	(B)	83,179	(C)	107,473
Other income	(5,128)	(6,837)	—		—		(11,965)
Total non-operating expense (income)	19,166	22,251	(29,088)		83,179		95,508
Income (loss) from continuing operations before income tax benefit	(3,339)	17,539	19,678		(83,179)		(49,301)
Income tax expense	1,700	4,305	—		—		6,005
Net income (loss)	$(5,039)	$13,234	$19,678		$(83,179)		$(55,306)

Pro forma basic and diluted loss per share							$(0.47)	(D)
Pro forma weighted average shares outstanding - basic and diluted							116,733	(D)

(1)	Includes the results of operations for Salvador and Bahia only.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

(A)
Depreciation, accretion and amortization. Represents a $9.4 million increase to net depreciation expense resulting from the fair value adjustments to renewable energy facilities and the useful lives of Salvador and Bahia’s renewable energy facilities. The fair values of renewable energy facilities acquired were valued primarily using a cost approach and limited to what is economically supportable as indicated by an income approach. Under this approach, the fair value approximates the current cost of replacing an asset with another of equivalent economic utility adjusted for functional obsolescence and physical depreciation. The estimate is preliminary, subject to change and could vary materially from the actual adjustment as part of the final purchase price allocation. Renewable energy facilities have a remaining useful life of 22 years.

(B)
Interest expense. Represents a reduction of $29.1 million for Salvador and Bahia historical interest expense related to the project level indebtedness repaid by Global shortly following the completion of the Acquisition.

(C)
Acquisition financing interest expense. Represents an increase in interest expense of $83.2 million (including the impact of amortization of debt issuance costs and discounts) related to the issuance of the Senior Notes in connection with the Global IPO.

(D)	Loss per share. Refer to Note 6 for the calculation of pro forma basic and diluted loss per share.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The historical consolidated financial statements of Global have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the items described above, (2) factually supportable and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information has been derived from the historical audited financial statements of SunEdison Emerging Markets Co. (the predecessor of TerraForm Global, Inc.) for the year ended December 31, 2014, the historical unaudited financial statements of TerraForm Global, Inc. for the nine months ended September 30, 2015 and, in the case of Salvador and Bahia, from unaudited management financial information. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the unaudited pro forma condensed combined financial information.
The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2014 and the nine months ended September 30, 2015 give effect to the events and adjustments described in these notes as if they were completed on January 1, 2014.
The Acquisition is reflected in the unaudited pro forma condensed combined financial information as being accounted for using the acquisition method under U.S. generally accepted accounting principles (“GAAP”). Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at fair value as of the date of consummation of the Acquisition. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, we have applied the accounting guidance for fair value measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The pro forma financial information reflects our preliminary purchase price allocation for the Acquisition. The final allocation may be different than the estimates used in this filing. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial information. Therefore, the unaudited pro forma condensed combined financial information is preliminary and has been prepared solely for the purpose of providing unaudited pro forma financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and Global’s combined future results of operations and financial position.
The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or synergies that could result from the Acquisition.
2. Acquisition of Salvador and Bahia and Purchase Consideration
Pursuant to the terms of the securities swap agreement (the “Securities Swap Agreement”) dated July 15, 2015, Global agreed to purchase 100% of outstanding and issued shares of Salvador in exchange for 20,327,499 shares of the Company’s Class A common stock. Based on a Global share price of $9.03 on the closing date of September 18, 2015, the fair value of the share consideration transferred is $183.6 million. Additionally, in connection with the Securities Swap Agreement, SunEdison also entered into a put/call agreement with Renova on July 31, 2015. Upon exercising its put option, Renova has a one-time right to cause SunEdison to purchase up to 7 million shares of Global common stock from Renova, with a strike price of $15.00 or R$50.48 (“R$” represents Brazilian Reals). Upon exercising its call option, SunEdison has the right to purchase up to 7 million shares of Global's common stock, with a strike price of $15.00 or R$50.48. While Global is not a signatory to the put/call agreement, the arrangement was determined to be related to the Acquisition. As a result, the fair value of the put/call instrument on the Acquisition completion date of $20.4 million is recorded as a SunEdison capital contribution to Global and included in purchase consideration. The total purchase consideration for Salvador is $204.5 million, including $0.5 million of transaction expenses paid by Global on behalf of Renova.
Pursuant to the terms of the securities purchase agreement (the “Securities Purchase Agreement”) dated July 15, 2015, Global agreed to purchase Bahia for a base purchase price of R$451.0 million (“R$” represents Brazilian Reals) in cash, adjusted for indebtedness, working capital adjustments and other closing adjustments. At the closing date of September 18, 2015, the cash purchase price was approximately $102.0 million. In addition, there are funds held in escrow related to contingent consideration in the amount of $14.2 million, including $5.0 million of funds in escrow per the omnibus agreement as described below and $9.2 million related to potential energy production shortfalls and technical remediation items. This results in a total purchase consideration of $116.2 million for Bahia.

A summary of the purchase consideration is as follows (in thousands):

Fair value of Global shares issued as consideration for Salvador	$183,557
Fair value of put/call agreement contributed by SunEdison	20,440
Transaction expenses paid by Global on behalf of Renova	502
Total consideration for acquisition of Salvador	$204,499

Cash consideration paid for Bahia	$101,928
Contingent consideration	14,235
Total consideration for acquisition of Bahia	$116,163
Total Consideration for Acquisition	$320,662
On September 18, 2015, the Company entered into an omnibus closing agreement (the “Omnibus Agreement”) with TerraForm Global, LLC, SunEdison, certain of the Company’s foreign subsidiaries and Renova pursuant to which the Company agreed to accept certain financing liens on Bahia and Salvador in exchange for the agreement by Renova to grant the Company a security interest in 19,221,671 of the shares of the Company’s Class A common stock received by Renova in connection with the Acquisition. In the event that Renova does not obtain a release of the liens by January 31, 2016, the Company has the right to repay the Renova debt associated with the liens to obtain their release. The Omnibus Agreement also required Renova to deposit $5 million of the cash consideration in escrow as well as all dividends payable to Renova for the third and fourth quarters of 2015 on the Company’s Class A common stock received by Renova in connection with the Renova Transaction. These funds may be used by the Company to pay dividends to the holders of its Class A common stock for the third and fourth quarters of 2015. While the Company expects Renova to obtain the release of the liens before the end of 2015, Renova's ability to do so is beyond our control and it may not obtain such release at the anticipated time.
3. Preliminary Purchase Price Allocation for the Acquisition
The pro forma adjustments to the unaudited pro forma statements of operations related to the purchase price allocation of the Acquisition are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of September 18, 2015 and have been prepared to illustrate the estimated effect of the Acquisition. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Salvador and Bahia based on Salvador and Bahia’s September 18, 2015 balance sheets (in thousands):

Purchase Price Allocation
Cash and cash equivalents	$5,325
Restricted cash	41,488
Accounts receivable, net	11,588
Renewable energy facilities	482,712
Other assets	2,063
Total assets acquired	$543,176
Accrued expenses and other current liabilities	8,041
Long term debt, including current portion	214,473
Total liabilities assumed	$222,514
Fair value of net assets acquired	$320,662
As discussed above, the amount that will ultimately be allocated to identifiable tangible and intangible assets and liabilities may differ materially from the preliminary allocation. In addition, the periods of any amortization or recognition of other purchase price allocation adjustments will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Long-term debt assumed was repaid on September 30, 2015.
The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.
4. Global IPO & Senior Notes
On August 5, 2015, Global completed its underwritten initial public offering of 45,000,000 shares of Class A common stock at a price to the public of $15.00 per share. All of the shares in the offering were sold by Global. The net proceeds were approximately $624.0 million after deducting underwriting discounts and commissions, structuring fees and related offering costs.
To finance the cash consideration in connection with the Acquisition, and concurrently with the Global IPO, TerraForm Global Operating LLC (“Global Operating LLC”) completed the sale of $810.0 million of 9.75% Senior Notes due 2022 issued by Global Operating LLC, a wholly owned subsidiary of Global, in a private offering. The notes bear interest at a fixed rate of 9.75%, which interest is payable in cash semiannually, and have a seven year term. The notes are subject to customary redemption rights for high yield debt securities.
5. Historical Accounting and Policies
Financial information presented in the “Renova Energia S.A. As adjusted” column in the Unaudited Pro Forma Condensed Combined Statements of Operations represents the historical combined statements of earnings of Salvador and Bahia for the twelve months ended December 31, 2014 and the period from January 1, 2015 to September 18, 2015 presented in accordance with GAAP and denominated in U.S dollars. Such financial information has been reclassified or classified to conform to the historical presentation in Global’s consolidated financial statements.

6. Pro Forma Loss Per Share
The following table reconciles historical weighted average shares outstanding to weighted average shares outstanding used to calculate loss per share (in thousands, except per share data):

Pro Forma Weighted Average Shares (basic and diluted)	Fiscal Year Ended December 31, 2014	Nine Months Ended September 30, 2015
EPS Numerator:
Pro Forma Loss from Continuing Operations	$(55,306)	$(127,410)
EPS Denominator:
Historical Global Weighted Average Shares Outstanding	—	100,985
Issued Class A shares in connection with the Global initial public offering and the Acquisition	116,733	15,748
Pro Forma Weighted Average Shares (basic and diluted)	116,733	116,733
Pro Forma Loss from Continuing Operations Per Share (basic and diluted)	$(0.47)	$(1.09)